Exhibit 10.70
TRANSITION AGREEMENT, WAIVER, AND RELEASE

This Transition Agreement, Waiver, and Release (this “Agreement”) is between Truist Financial Corporation, on behalf of Truist, and Hugh S Cummins III (Teammate ID 219494) (“I” or “me”) and sets forth the terms of the transition benefits offered to me in connection with my resignation from Truist Bank. For purposes of this Agreement, “Truist” means Truist Financial Corporation and its affiliates and subsidiaries (including Truist Bank) and their predecessors (including SunTrust Bank and Branch Banking and Trust Company), successors, and assigns, and each such entity is a “Truist Entity.”

Truist and I agree as follows:

1.Separation from Truist. My employment with Truist will end in all capacities, including any officer appointments, with my resignation, effective January 13, 2025 (the “Resignation Date”). For the avoidance of doubt, the Resignation Date is the “Date of Termination” for purposes of Truist Financial Corporation’s Amended and Restated Management Change of Control, Severance, and Noncompetition Plan (the “Severance Plan”). My resignation from Truist is final, and I will have no right to future employment with Truist. My resignation will be treated as a Termination for Good Reason for purposes of the Severance Plan. Truist waives the requirement for me to provide three (3) months’ advance written notice of resignation and the garden leave covenant set forth in Section 6(b)(ii) of the Severance Plan.

2.Separation Pay. I understand that if I timely sign and do not revoke this Agreement, and abide by the Agreement’s terms, and the terms of the Severance Plan, I will receive the total gross sum of Six Million One Hundred Seventy-Four Thousand Seven Hundred and One Dollars and Ninety-Two Cents ($6,174,701.92 ), less taxes and withholdings (the “Separation Pay”), which is equal to the sum of (a) two (2) times the sum of (i) my base salary, plus (ii) the annual cash bonus I would have received for 2025 assuming target performance, and (b) twenty-four (24) times (i) the monthly premium under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) as of the Resignation Date for the medical, dental, and vision coverage I had immediately prior to the Resignation Date minus (ii) the monthly dollar amount I would have paid to Truist for such medical, dental, and vision coverage if I remained employed. The Separation Pay will be paid to me within thirty (30) days following the Resignation Date. I understand that the Separation Pay will be reduced by income and employment taxes, withheld at the supplemental withholding rate.

3.Outstanding Equity, Equity-Based, and LTIP Awards; Annual Incentive Performance (AIP) Award Program. I acknowledge and agree that the treatment of my outstanding equity, equity-based awards, and Long-Term Incentive Plan awards will be governed by the terms of the Truist Financial Corporation 2022 Incentive Plan and the applicable award agreements. I remain eligible for an annual cash bonus under the 2024 AIP award program for the 2024 plan year in accordance with the terms of that program. I acknowledge and agree that I will not be eligible for an annual cash bonus under the AIP award program for the 2025 plan year.

4.Outplacement Benefits. Truist agrees to make good faith efforts to engage the firm of MyNextSeason to provide me with outplacement and transition services. Truist’s cost for those services will not exceed One Hundred and Ten Thousand Dollars ($110,000).

5.Repayment Obligations; Early Termination. I understand that, by signing this Agreement, I am making certain commitments for myself and anyone acting on my behalf or in my place. I acknowledge that I am agreeing to these commitments in exchange for Separation Pay to which I would not otherwise be entitled. I understand that if I violate the terms of this Agreement or the Severance Plan, I will be required to promptly repay to Truist my Separation Pay, except to the extent that the repayment would violate applicable law.

6.Release.
(a) Claims Released. I knowingly and voluntarily agree for myself and my heirs, agents, executors, personal representatives, successors, and assigns to release Truist and Truist’s past, present, and future directors, officers, employees, agents, attorneys, representatives, plan administrators, insurers, benefits plans and related trusts, predecessors, successors, and assigns (collectively referred to as the “Released Parties”) from all demands and claims of every kind, accrued and unaccrued, known and unknown, vested and contingent, occurring up to and including the date of my signing of this Agreement (“Execution Date”). To the full extent such demands and claims may be waived by agreement, these demands and claims include all demands and claims: arising from or related (directly or indirectly) to my employment or the termination thereof; arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”), Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Labor Management Relations Act, the National Labor Relations Act, Executive Order 11246, Executive Order 11141, the Rehabilitation Act of 1973, the Vietnam Era Veteran’s Readjustment Act, the Occupational Safety and Health Act, and other federal, state or local laws, and the national or local laws of any foreign country (statutory or decisional) relating to employment or benefits associated with employment; for discrimination, harassment, or retaliation; for defamation, libel, or slander; for fraud, misrepresentation, fraudulent inducement or negligent inducement; for tortious interference with contract; for invasion of privacy; for breach of express or implied contract or covenant of good faith and fair dealing; for constructive discharge or wrongful discharge; based on any tort; for emotional distress, mental anguish, personal injury or other harm; for attorneys’ fees; and any other demands and claims that I could have asserted or that could have been asserted on my behalf by others. I further agree to waive any and all rights under any laws that limit a general release to those claims that are known or suspected to exist in my favor as of the Execution Date. For the purpose of implementing a full and complete release, I expressly acknowledge and agree that this Agreement releases all claims existing or arising on or prior to the Execution Date which I have or may have against any of the Released Parties, whether such claims are known or unknown and suspected or unsuspected by me.
(b)Claims Not Released. Notwithstanding the foregoing, I am not releasing any demands or claims that may arise out of events occurring after the Execution Date, any that may not be released as a matter of law, or that I may have for indemnification rights. I am also not waiving my ability to pursue, receive, and retain an award or bounty from a government-administered whistleblower award program for providing information directly to a federal, state or local governmental agency or commission (“Government Agencies”). In addition, I am not releasing any demands or claims based on consumer products or services offered or provided to me by Truist. Finally, I am not releasing demands or claims for the Separation Pay, any employee benefits under plans covered by ERISA to the extent such claim or demand may not lawfully be waived, any vested benefits that I am already entitled to receive under any retirement plans of Truist, or any right I have to workers’ compensation benefits, unemployment compensation benefits, or continuing insurance coverage under COBRA. I understand that the general release of claims in Section 6(a) above also does not apply to, waive, affect, limit, or interfere with my Protected Rights described in Sections 7(b) and 7(c) of this Agreement.
(c)Settlement, Accord, Satisfaction and Covenant Not to Sue. I acknowledge that this Agreement constitutes a full settlement, accord, and satisfaction of all demands and claims covered by the provisions of Section 6(a) of this Agreement. I also acknowledge that I have been paid or have received all compensation, wages, bonuses, leave, and benefits which are due and payable as of the Execution Date and that no other compensation, wages, bonuses, leave, or benefits are due to me except as provided in this Agreement. I promise not to sue or file any private claim against Truist or any of the other Released Parties in arbitration or any court of law based on any demand or claim that has been released by this Agreement, whether accrued, unaccrued, known, or unknown at the Execution Date. I agree further that I will not opt in or will opt out of any mass arbitration, collective action, or class action asserting any claim released by this Agreement, as necessary to exclude myself from any such action. If I have already filed any private claim released by this Agreement, I agree to withdraw it prior to the date I receive my Separation Pay and never to refile it. I understand that this Agreement does not affect my right to file a charge with or to participate as a witness in an investigation or proceeding conducted by the Equal Employment Opportunity Commission ("EEOC") or other Government Agency, as explained further in Sections 7(b) and 7(c) of this Agreement. However, I agree to waive the right to receive future monetary recovery directly from Truist or any of the other Released Parties for released demands or claims, including payments that result from any complaints or charges filed with any Governmental Agency asserting claims released by this Agreement, but I understand that this Agreement does not impact my ability to pursue, receive, and retain an award or bounty from a government-administered whistleblower award program for providing information directly to a Government Agency.
(d)Attorneys’ Fees. Except as prohibited by law, I further agree that if Truist or any of the other Released Parties successfully asserts this Agreement as a defense or bar to any demand or claim asserted by me, I will be liable for the costs and attorneys’ fees of Truist or the other Released Party in defending such demand or claim and asserting such defense based on this Agreement.

7.Protection of Confidential Information; Protected Rights.
(a)Return of Property and Teammate Non-Disclosure Agreement. Except as set forth in Sections 7(b) and 7(c) of this Agreement, I agree to return to Truist Bank all Truist property and all Confidential Information, as well as all records and other documents (including notes, reports, copies, summaries, and mediums for electronic storage of information) containing any such information, and I agree to comply with the confidentiality obligations set forth in the Severance Plan and any other Non-Disclosure Agreement signed by me in connection with my employment with Truist. For purposes of this Agreement, “Confidential Information” has the same meaning as in the Severance Plan. Nothing in the Severance Plan or any such other Non-Disclosure Agreement will limit my rights under Sections 7(b) or 7(c) of this Agreement.
(b)Exception for Certain Trade Secrets. Pursuant to the Defend Trade Secrets Act of 2016, I understand that: An individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.
(c)Protected Rights. Nothing in this Agreement or otherwise limits my ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any law or privilege to the Securities and Exchange Commission, the Commodity Futures Trading Commission, the Department of Justice, the EEOC, the National Labor Relations Board, the Congress, any Inspector General, or any other Government Agency regarding possible legal violations, or from making disclosures that are required by the Bank Secrecy Act or other law without disclosure to Truist. Likewise, nothing in this Agreement is intended to or will prevent, impede, or interfere with me providing truthful testimony and information in the course of, or otherwise participating in, an investigation or proceeding conducted by a Government Agency in connection with the lawful exercise of the Government Agency’s functions. Nothing in this Agreement or otherwise requires me to disclose to Truist any communications I may have had or information I may have provided to any Government Agencies regarding possible legal violations. This Agreement also does not require confidentiality or non-disclosure of factual information underlying any claim of sexual assault or abuse, sexual harassment, and workplace discrimination or retaliation, and nothing in this Agreement restricts the disclosure of such information. Notwithstanding the foregoing, the parties agree that no claim for sexual harassment or sexual abuse exists in this matter.

8.Confirmation of Severance Plan Terms; Restrictive Covenants. I acknowledge that the Separation Pay is being offered to me in satisfaction of my rights under the Severance Plan and that I will receive the Separation Pay (subject to the effectiveness and nonrevocation of this Agreement) only as a result of my participation in that plan. I confirm that I agree to be bound by the terms and conditions of the Severance Plan. I specifically acknowledge and agree that the restrictive covenants set forth in Section 6 of the Severance Plan (as they apply to a Tier 1 Executive), including the non-competition and non-solicitation covenants, will continue to apply following the Resignation Date, and such restrictive covenants are incorporated herein by reference. Notwithstanding the forgoing, the parties agree that the non-solicitation covenant contained in Section 6(a)(i) of the Severance Plan will apply to Truist employees (i) who performed work in or for any business unit reporting directly or indirectly to me, (ii) with whom the I worked during my employment with Truist, or (iii) about whom I came to know confidential information as a result of my employment with Truist, in each case within the twelve (12) months prior my Resignation Date. Nothing in the Severance Plan will limit Sections 7(b) or 7(c) of this Agreement.

9.Miscellaneous.
(a) Consideration Period and Option to Revoke. I understand that this Agreement includes a release of claims, including all claims under the Age Discrimination in Employment Act arising up to and including the Execution Date. I understand and acknowledge that I am entitled to consider the terms of this Agreement for up to, and including, twenty-one (21) days after receiving it and that any negotiated changes to the terms of this Agreement will not restart that consideration period. I may sign the Agreement anytime between the Resignation Date and the expiration of that twenty-one (21) day period. I also understand that I may revoke my acceptance of this Agreement within seven (7) days after signing this Agreement by delivering written notice of my revocation to Keith Thornton at Keith.Thornton@truist.com and severance@truist.com. If I sign the Agreement and do not revoke my acceptance of it, this Agreement will become fully effective and enforceable after the revocation period expires. If I revoke my acceptance of this Agreement, I will not be eligible for Separation Pay.
(b) Reasonableness of the Agreement. I agree that this Agreement is acceptable and reasonable in all respects in light of the nature of Truist’s business, the training, and professional development Truist provided to me, the business resources Truist made available to me, the Confidential Information Truist has made available to me, and Truist’s legitimate need to protect its goodwill with customers, referral sources, and employees, and to prevent the unauthorized disclosure or use of its Confidential Information.
(c) Entire Agreement. This Agreement, together with the Severance Plan, contains the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, oral or written, between the parties with respect to the subject matter of this Agreement. In executing this Agreement, I am not relying, and have not relied, upon any representation or statement regarding the subject matter, basis, or effect of this Agreement that is not set forth in the Agreement. I agree that this Agreement contains all the terms relating to the separation benefits I will receive in connection with my separation from employment. I acknowledge that I am not being laid off as part of a reduction in force or other group termination program. This Agreement does not affect any vested benefit I may have as of the last day of my employment under any pension or other benefit plan, which will continue to be governed by the terms of the applicable plan. Notwithstanding the foregoing, I also acknowledge and agree that this Agreement and the Severance Plan supplement, rather than supersede, any restrictive covenant agreements that I have with Truist that restrict my activities during or after my employment, including non-disclosure agreements, non-solicitation agreements, and other restrictive covenants. I also understand that the Severance Plan, together with Section 8 of this Agreement, satisfies the requirement to execute covenants not to solicit employees or clients of Truist pursuant to the terms of my outstanding equity awards.
(d) Amendments. Once fully executed, no provision of this Agreement may be amended or modified by a party unless such amendment or modification is agreed to in writing and signed by both parties.
(e) Interpretation. For clarity, the items listed following the term “including” or any variation thereof in this Agreement are examples, rather than an exhaustive listing.
(f) Section 409A. It is intended that the Separation Pay will be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“409A”) and the Agreement will be interpreted consistent with such intent. Notwithstanding any other provision of this Agreement, Truist will not be liable to me if any payment or benefit under this Agreement fails to be exempt from, or comply with, 409A.
(g) Governing Law. The Agreement is to be construed and interpreted in accordance with the laws of the State of North Carolina (without giving effect to principles of conflicts of laws) to the extent such laws are not otherwise superseded by the laws of the United States. Notwithstanding the forgoing, Truist and I agree and acknowledge that this Agreement is a transaction involving interstate commerce and that the Federal Arbitration Act (Title 9 of the United States Code) governs its interpretation, enforcement, and proceedings with respect to arbitration.
(h) Arbitration. Except as prohibited by law, any dispute between the parties arising out of or related to this Agreement or any breach of this Agreement, whether the claim arises in contract, tort, or law, will be submitted to arbitration in North Carolina in accordance with the Comprehensive Arbitration Rules and Procedures of the American Arbitration Association (“AAA”), and the arbitration determination resulting from any such submission will be final and binding on the parties. Judgment on any arbitration award may be entered in any court of competent jurisdiction. Except as set forth in Sections 7(b) and 7(c) of this Agreement, the parties agree that the arbitration will be kept confidential, and the existence of the arbitration, any nonpublic information provided in the arbitration, and any submissions, orders, or awards made in the arbitration (together, the “Confidential Arbitration Information”) will not be disclosed to any non-party except the tribunal, AAA, the parties, their counsel, experts, witnesses, accountants and auditors, insurers and reinsurers, and any other person necessary to the conduct of the arbitration. Notwithstanding the foregoing, a party may disclose Confidential Arbitration Information to the extent that disclosure is permitted under Sections 7(b) or 7(c) of this Agreement or as may be required to fulfill a legal duty, protect, or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings.
(i) Right to Injunction. Notwithstanding the foregoing, in recognition of the confidential nature of the Confidential Information and the necessity of the limited restrictions imposed by Section 8 of this Agreement and the Severance Plan, I agree that it would be impossible to measure solely in money the damages which Truist would suffer if I were to breach any of my obligations under Section 8 of this Agreement or the Severance Plan. I acknowledge that any breach of any provision of Section 8 of this Agreement or the Severance Plan would irreparably injure Truist. Accordingly, I agree that if I breach any of the provisions of Section 8 of this Agreement or the Severance Plan, Truist will be entitled, in addition to any other remedies to which Truist may be entitled under this Agreement or otherwise, to an injunction to be issued without bond by a court of competent jurisdiction, to restrain any breach, or threatened breach, of any provision of Section 8 of this Agreement or the Severance Plan, and I waive any right to assert any claim or defense that Truist has an adequate remedy at law for any such breach or to require Truist to post bond or other security during the pendency of such injunction.
(j) Severability. Except as stated herein, each provision of this Agreement is intended to be construed as separate and independent of every other provision in this Agreement. If any provision in this Agreement is ever determined by a court to exceed the time or scope permitted by applicable law, then such provision will be reformed to the maximum time or scope permitted by law. If any provision is found by a court to be invalid or unenforceable, and cannot be reformed to become enforceable, then such provision will be severed from this Agreement and will not invalidate the remaining portions of this Agreement. Notwithstanding the foregoing, the waiver of demands and claims arising out of my employment may not be severed from Truist’s obligation to pay me Separation Pay.
(k) No Admission of Liability. I understand that this Agreement is not an admission by either Truist or me that any statute or other law has been violated or that either Truist or I have acted improperly or violated any duty or obligation.
(l) Other Claims Not Defense. The existence of any demand or claim by me against Truist, whether predicated on this Agreement or otherwise, will not constitute a defense to Truist's enforcement of this Agreement.
(m) Successors, Assigns and Beneficiaries. I understand and agree that this Agreement inures to the benefit of Truist’s successors and that Truist has the right, without my consent, to assign this Agreement to any successor, assignee, parent, affiliate, or subsidiary. I further understand that Sections 5 through 9 are for the benefit of Truist Bank as my employer and may be assigned to Truist Bank in whole or in part at any time even if such provisions may not be enforceable directly by Truist Financial Corporation. Any entity (i) into which Truist is merged or consolidated, (ii) resulting from any merger or consolidation to which Truist is a party, or (iii) succeeding to substantially all of the business of Truist by operation of law or agreement will become the successor to Truist under this Agreement without the execution or filing of any document or any further act. I understand and agree that this Agreement will be binding upon and inure to the benefit of me and my heirs, agents, executors, personal representatives, successors, and assigns. However, I recognize that I may not assign my rights or obligations under this Agreement. I acknowledge that the Released Parties may enforce this Agreement as third-party beneficiaries of it to the same and full extent as if they signed the Agreement.
(n) Signatures and Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, will have the efficacy of a signed original. This Agreement may be executed with electronic signatures. I understand that photocopy and facsimile copies of signatures on the Agreement and any such signed counterparts may be used in lieu of the original for any purpose.
(o) Voluntary Agreement. By signing this Agreement, I acknowledge that I have read and understand its terms, and I have been advised to consider this Agreement carefully and to consult with an attorney about this Agreement and its binding effect on my rights. I further acknowledge that I am satisfied with the terms of this Agreement, that its terms are binding on me, my heirs, agents, executors, personal representatives, successors, and assigns, and that I am signing this Agreement on a knowing and voluntary basis.

My signature below indicates that I have read, fully understand, and agree to the terms of this Agreement.

Employee Signature: /s/ Hugh S. Cummins III Printed Name: Hugh S. Cummins III Date: 1/11/2025	TRUIST FINANCIAL CORPORATION By: /s/ Kimberly Moore-Wright Printed Name: Kimberly Moore-Wright Title: Senior Executive Vice President Date: 1/11/2025